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                                                                    EXHIBIT 10.6

                       WEST POINTE BANK AND TRUST COMPANY
                             SPLIT DOLLAR AGREEMENT

         THIS AGREEMENT is made and entered into this 29th day of December, 2000, by and between WEST POINTE BANK AND TRUST COMPANY, a state-chartered commercial bank located in Belleville, Illinois (the "Company"), and TERRY W. SCHAEFER (the "Executive"). This Agreement shall append the Split Dollar Endorsement entered into on even date herewith or as subsequently amended, by and between the aforementioned parties.

                                  INTRODUCTION

         To encourage the Executive to remain an employee of the Company, the Company is willing to divide the death proceeds of a life insurance policy on the Executive's life. The Company will pay life insurance premiums from its general assets.

                                    ARTICLE 1
                               GENERAL DEFINITIONS

The following terms shall have the meanings specified:

          1.1     "Change of Control" means:

                  (a) The consummation by the Company of a merger, consolidation or other reorganization if the percentage of the voting common stock of the surviving or resulting entity held or received by all persons who were owners of common stock of the Company immediately prior to such merger, consolidation or reorganization is less than 50.1% of the total voting common stock of the surviving or resulting entity outstanding immediately after such merger, consolidation or reorganization and after giving effect to any additional issuance of voting common stock contemplated by the plan for such merger, consolidation or reorganization;

                  (b) At any time during a period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Company shall cease for any reason to constitute at least a majority thereof, unless the election or the nomination for election by the Company's shareholders of each new director during such two year period was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such two year period;

                  (c) The sale, lease, exchange or other transfer of all or substantially all of the assets (in one transaction or in a series of related transactions) of the Company to another corporation or entity that is not owned, directly or indirectly, by the Company. "Substantially all" shall mean a sale, lease, exchange, or other transfer involving seventy percent (70%) or more of the fair market value of the Company's assets; or



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                   (d) The shareholders of the Company approve any plan or
         proposal for the liquidation or dissolution of the Company.

         1.2 "Insurers" means Clarica Life Insurance Company-US, Great-West Life & Annuity Insurance Company and Jefferson-Pilot Life Insurance Company.

         1.3 "Policies" means policy number 623188 issued by Clarica; policy number 86001075 issued by Great-West and policy number JP5063551 issued by Jefferson-Pilot.

         1.4 "Insured" means the Executive.

         1.5 "Normal Retirement Age" means the Executive's 65th birthday.

         1.6 "Termination of Employment" means the Executive ceasing to be employed by the Company for any reason whatsoever, other than by reason of an approved leave of absence.

                                    ARTICLE 2
                           POLICY OWNERSHIP/INTERESTS

         2.1 Company Ownership. The Company is the sole owner of the Policies and shall have the right to exercise all incidents of ownership. The Company shall be the beneficiary of the death proceeds of the Policies remaining after the Executive's interest has been paid pursuant to Section 2.2 below.

         2.2 Executive's Interest. The Executive shall have the right to designate the beneficiary of death proceeds based on the following schedule, approximately one-third of this amount coming from each of the Policies:

             DATE OF DEATH                      AMOUNT OF DEATH PROCEEDS
             -------------                      ------------------------
       Inception to 12-31-2001                          $1,000,000
        1-1-2002 to 12-31-2002                             950,000
        1-1-2003 to 12-31-2003                             900,000
        1-1-2004 to 12-31-2004                             850,000
        1-1-2005 to 12-31-2005                             800,000
        1-1-2006 to 12-31-2006                             750,000
        1-1-2007 to 12-31-2007                             700,000
        1-1-2008 to 12-31-2008                             650,000
        1-1-2009 to 12-31-2009                             600,000
        1-1-2010 to 12-31-2010                             550,000
           1-1-2011 and beyond                             500,000

The Executive shall also have the right to elect and change settlement options that may be permitted. Provided, however, the Executive, the Executive's transferee or the Executive's beneficiary shall have no rights or interests in the Policies with respect to that

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portion of the death proceeds designated in this section 2.2 upon the
Executive's Termination of Employment prior to Normal Retirement Age.

         2.3 Option to Purchase. The Company shall not sell, surrender, reduce the death proceeds or transfer ownership of any of the Policies while this Agreement is in effect without first giving the Executive or Executive's transferee the option to purchase any of the Policies for a period of 60 days from written notice of such intention. The purchase price shall be an amount equal to the cash surrender value of the Policy. This provision shall not impair the right of the Company to terminate this Agreement.

         2.4 Comparable Coverage. Upon Termination of Employment after the Executive's Normal Retirement Age or after a Change of Control, the Company shall maintain the Policies in full force and effect and in no event shall the Company amend, terminate or otherwise abrogate the Executive's interest in the Policies, unless the Company replaces the Policies with a comparable insurance policy to cover the proportional benefit provided under this Agreement and executes a new Split Dollar Endorsement for said comparable insurance policy. The Policies or any comparable policies shall be subject to the claims of the Company's creditors.

                                   ARTICLE 3
                                    PREMIUMS

         3.1 Premium Payment. The Company shall pay any premiums due on the Policies.

         3.2 Imputed Income. The Company shall impute income to the Executive in an amount equal to the current term rate for the Executive's age multiplied by the aggregate death benefit payable to the Executive's beneficiary. The "current term rate" is the minimum amount required to be imputed under Revenue Rulings 64-328 and 66-110, or any subsequent applicable authority.

                                   ARTICLE 4
                                   ASSIGNMENT

         The Executive may assign without consideration all interests in the Policies and in this Agreement to any person, entity or trust. In the event the Executive transfers all of the Executive's interest in the Policies, then all of the Executive's interest in the Policies and in the Agreement shall be vested in the Executive's transferee, who shall be substituted as a party hereunder and the Executive shall have no further interest in the Policies or in this Agreement.



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                                   ARTICLE 5
                                    INSURER

         The Insurers shall be bound only by the terms of their Policy. Any payments the Insurers make or actions they take in accordance with their Policy shall fully discharge them from all claims, suits and demands of all entities or persons. The Insurer shall not be bound by or be deemed to have notice of the provisions of this Agreement.

                                   ARTICLE 6
                                CLAIMS PROCEDURE

         6.1 Claims Procedure. The Company shall notify any person or entity that makes a claim under this Agreement (the "Claimant") in writing, within 90 days of Claimant's written application for benefits, of his or her eligibility or ineligibility for benefits under this Agreement. If the Company determines that the Claimant is not eligible for benefits or full benefits, the notice shall set forth (1) the specific reasons for such denial, (2) a specific reference to the provisions of this Agreement on which the denial is based, (3) a description of any additional information or material necessary for the Claimant to perfect his or her claim, and a description of why it is needed, and
(4) an explanation of this Agreement's claims review procedure and other appropriate information as to the steps to be taken if the Claimant wishes to have the claim reviewed. If the Company determines that there are special circumstances requiring additional time to make a decision, the Company shall notify the Claimant of the special circumstances and the date by which a decision is expected to be made, and may extend the time for up to an additional 90 days.

         6.2 Review Procedure. If the Claimant is determined by the Company not to be eligible for benefits, or if the Claimant believes that he or she is entitled to greater or different benefits, the Claimant shall have the opportunity to have such claim reviewed by the Company by filing a petition for review with the Company within 60 days after receipt of the notice issued by the Company. Said petition shall state the specific reasons, which the Claimant believes entitle him or her to benefits or to greater or different benefits. Within 60 days after receipt by the Company of the petition, the Company shall afford the Claimant (and counsel, if any) an opportunity to present his or her position to the Company verbally or in writing, and the Claimant (or counsel) shall have the right to review the pertinent documents. The Company shall notify the Claimant of its decision in writing within the sixty-day period, stating specifically the basis of its decision, written in a manner to be understood by the Claimant and the specific provisions of this Agreement on which the decision is based. If, because of the need for a hearing, the 60-day period is not sufficient, the decision may be deferred for up to another 60-day period at the election of the Company, but notice of this deferral shall be given to the Claimant.


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                                    ARTICLE 7
                           AMENDMENTS AND TERMINATION

         This Agreement may be amended or terminated only by a written agreement signed by the Company and the Executive. However, unless otherwise agreed to by the Company and the Executive, this Agreement will automatically terminate upon the Executive's Termination of Employment (other than in connection with a Change of Control) prior to Normal Retirement Age.

                                    ARTICLE 8
                                  MISCELLANEOUS

         8.1 Binding Effect. This Agreement shall bind the Executive and the Company and their beneficiaries, survivors, executors, administrators and transferees, and any Policy beneficiary.

         8.2 No Guarantee of Employment. This Agreement is not an employment policy or contract. It does not give the Executive the right to remain an employee of the Company, nor does it interfere with the Company's right to discharge the Executive. It also does not require the Executive to remain an employee nor interfere with the Executive's right to terminate employment at any time.

         8.3 Applicable Law. The Agreement and all rights hereunder shall be governed by and construed according to the laws of the State of Illinois, except to the extent preempted by the laws of the United States of America.

         8.4 Reorganization. The Company shall not merge or consolidate into or with another company, or reorganize, or sell substantially all of its assets to another company, firm or person unless such succeeding or continuing company, firm or person agrees to assume and discharge the obligations of the Company.

         8.5 Notice. Any notice, consent or demand required or permitted to be given under the provisions of this Split Dollar Agreement by one party to another shall be in writing, shall be signed by the party giving or making the same, and may be given either by delivering the same to such other party personally, or by mailing the same, by United States certified mail, postage prepaid, to such party, addressed to his or her last known address as shown on the records of the Company. The date of such mailing shall be deemed the date of such mailed notice, consent or demand.

         8.6 Entire Agreement. This Agreement constitutes the entire agreement between the Company and the Executive as to the subject matter hereof. No rights are granted to the Executive by virtue of this Agreement other than those specifically set forth herein.

         8.7 Administration. The Company shall have powers which are necessary to administer this Agreement, including but not limited to:


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                  (a) Interpreting the provisions of the Agreement;

                  (b) Establishing and revising the method of accounting for the Agreement;

                  (c) Maintaining a record of benefit payments; and

                  (d) Establishing rules and prescribing any forms necessary or desirable to administer the Agreement.

         8.8 Named Fiduciary. The Company shall be the named fiduciary and plan administrator under this Agreement. The named fiduciary may delegate to others certain aspects of the management and operation responsibilities of the plan including the employment of advisors and the delegation of ministerial duties to qualified individuals.

         IN WITNESS WHEREOF, the parties have executed this Agreement the day and year first above written.

EXECUTIVE                                     WEST POINTE BANK AND TRUST
                                              COMPANY


/s/ Terry W. Schaefer                         By /s/ Bruce A. Bone
---------------------------------                -----------------------------
Terry W. Schaefer                             Title Senior Vice President and
                                                    Chief Financial Officer









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